Exhibit 99.1

[CTA PUBLIC RELATIONS LETTERHEAD]

FOR IMMEDIATE RELEASE: August 7, 2003

CONTACT:	John F. Cole	Bevo Beaven, Vice President
	President & CEO	Shirley Thompson, President
	Hytek Microsystems, Inc.	CTA Public Relations
	(775) 883-0820	(303) 665-4200

HYTEK REPORTS SECOND QUARTER RESULTS

Carson City, NV – Hytek Microsystems, Inc. (OTC: HYTEK) announced today unaudited results for the three and six month periods ended June 28, 2003.

The Company incurred a net loss of $39,886, or ($0.01) per share, for the three months ended, as compared to net income of $121,988, or $0.04 per share, for the same period last year. Revenues were $2.7 million for the second quarter of 2003, a 14% decrease over prior years second quarter revenues of $3.2 million.

For the first six months of fiscal 2003, the Company had a net loss of $206,551, or $(0.06) per diluted share, as compared to net income of $318,257, or $0.10 per diluted share, for the first six months of fiscal 2002. Revenues for the six-month period in 2003 were $5.1 million, representing a 25% decrease from net revenues of $6.8 million for the same period in 2002.

At June 28, 2003, the portion of the Company’s backlog representing customer orders scheduled to ship during the remainder of 2003 remained relatively unchanged from the prior quarter end. Current backlog was approximately $6.54 million at June 28, 2003 as compared to $6.55 million at March 29, 2003, due in part to additional contract awards in the geo-physical and custom markets.

Although Hytek incurred a net loss of $39,886 for the second quarter of 2003, operating results beat the Company’s internal forecasts. The net loss was entirely due to a settlement of a litigation matter. Production efficiencies with yield improvements and scrap reductions, combined with a modest increase in revenue, and the effect of variable operating expense reductions implemented in prior quarters continue to contribute positively to revenues and operating margins.

“For the second half of the fiscal year, we expect a very modest increase in revenue and continued improvement in bottom line performance over the first half. For fiscal year 2003, we anticipate revenues of approximately $10.3 million, with an overall net loss, but significantly less than fiscal year 2002,” said John Cole.

“Hytek’s front end of the business activity continues to increase, with focus on our existing major customers in both military and medical markets. The Company has also directed attention to business opportunities with new customers in our markets. Internally there is incremental improvement in the key manufacturing parameters and there is progress in the development of a stronger material supplier base,” noted Cole.

Founded in 1974, Hytek, headquartered in Carson City, Nevada, specializes in hybrid microelectronic circuits that are used in oil exploration, military applications, satellite systems, industrial electronics, opto-electronics and other OEM applications.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. Investors are warned that forward-looking statements involve risks and uncertainties due to certain factors, including, but not limited to, customer rescheduling or cancellation of orders, changes in the nature of or demand in the Company’s markets, inability to develop new products or increase market share in new or existing markets, downturns in general economic conditions and shortages of raw materials.

Hytek Microsystems, Inc.

Financial Summary

(unaudited)

Income Statement Date	Three-Months Ended		Six-Months Ended
	6/28/2003	6/29/2002	6/28/2003	6/29/2002

Net revenues	$2,750,850	$3,206,175	$5,113,818	$6,779,990

Net income (loss)	(39,886)	121,988	(206,551)	318,257

Diluted net income (loss) per share	$(0.01)	$0.04	$(0.06)	$0.10

Balance Sheet Data	6/28/2003	12/28/2002

Assets

Current assets	$5,250,138	$5,078,328
Net property, plant and
Equipment	931,025	1,012,365

Total Assets	$6,181,163	$6,090,693

Liabilities and equity

Current liabilities	$2,086,081	$1,789,060
Shareholder’s equity	4,095,082	4,301,633

Total liabilities and equity	$6,181,163	$6,090,693

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or http://www.ctapr.com/htek/

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